Exhibit 99.1

Rosetta Stone Continues Migration to the Cloud,

Exits Remaining U.S. Kiosks

Language-Learning Company to Discontinue Low-Margin Operation

ARLINGTON, VA—April 4, 2013—Rosetta Stone announced today that it will close all 56 of its remaining kiosk locations in the U.S. as it accelerates a transition to cloud-based learning solutions.  As part of the move, the company will reduce its headcount by approximately 45 full-time and 200 part-time employees. Over the past 18 months, Rosetta Stone has been intensifying its focus on online sales and digital downloads, and the discontinuation of its kiosks—located predominantly in malls and airports—advances its cloud-based business strategy.

“This is another step in the transformation of Rosetta Stone,” said President and Chief Executive Officer Steve Swad. “Not long ago, kiosks played a critical role in building our brand and distributing our products. But today, learners expect us to come to them via the cloud, and that’s what we’re doing. By meeting customers where they are, we are pursuing our vision of a world where anyone—anywhere, anytime—can learn using Rosetta Stone.”

The kiosk channel closure follows on the heels of Rosetta Stone’s April 2 acquisition of Seattle-based Livemocha, which brings with it one of the world’s largest language-learning communities and a powerful, scalable technology platform. In March, the company opened new offices in Austin, TX and San Francisco, CA—two of the country’s most prominent recruiting pools for high-tech employees—to reinvigorate its product development organization.  Taken together, these actions signal that Rosetta Stone is leaning into the explosive growth of cloud-based learning.

Rosetta Stone’s kiosks had come to represent a shrinking portion of the company’s overall sales mix, especially as their revenue contribution was eclipsed in 2012 by growth from the web channel and the rising popularity of digital downloads. The company has closed over 100 kiosks since 2011, and by exiting its remaining locations, it sheds a low-margin channel and positions itself to invest in more profitable channels going forward.

“This is the right move for Rosetta Stone,” said Swad, “and it sets us up for long-term growth. Certainly it’s difficult to let go of sales associates who have represented our brand well over the years. But this is part of a larger strategy for Rosetta Stone, and it makes us a more nimble and innovative cloud-based learning company.”

About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Tokyo, Seoul, London, Sao Paulo and Dubai.

Media Contact:

Jonathan Mudd

jmudd@rosettastone.com

571-357-7148

Investor Contact:

Steve Somers, CFA

ssomers@RosettaStone.com

703-387-5876